Exhibit 3.3
[FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF IDEATION ACQUISITION CORP.]
IDEATION ACQUISITION CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     1. The name of the Corporation is “Ideation Acquisition Corp.”
     2. The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 1, 2007.
     3. This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.
     4. This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).
     5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:
     FIRST: The name of the Corporation is Ideation Acquisition Corp.
     SECOND: The registered office of the Corporation in the State of Delaware is located at The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.
     FOURTH: The Corporation’s existence shall terminate on                     , 2009 (the “Termination Date”). In the event that the Corporation submits an Initial Business Combination (as defined in Article Sixth below) to its stockholders for a vote pursuant to Article Sixth, paragraph C, it shall submit this provision to its stockholders concurrently for amendment to permit the Corporation’s continued existence. This provision shall not be amended other than pursuant to the preceding sentence.
     FIFTH: The Corporation is authorized to issue a total of 51,000,000 shares, consisting of two classes of stock, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock the Corporation is authorized to issue is 50,000,000, with a par value of $0.0001 per share. The total number of shares of Preferred Stock the Corporation is authorized to issue is 1,000,000, with a par value of $0.0001 per share.
A.	Preferred Stock. The Board of Directors may from time to time issue shares of Preferred Stock in one or more series and without stockholder approval. The Board of Directors may fix for each series it is authorized to issue such voting rights, full or limited, and such designations, powers, preferences and relative participating, optional or other special rights and any qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

B.	Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall possess exclusively all voting power, and each share of Common Stock shall have one vote.
     SIXTH: Paragraphs A through G below shall apply during the period commencing upon consummation of the Corporation’s initial public offering (the “IPO”) and terminating upon consummation of any Initial Business Combination (the “Restricted Period”) and may not be amended during the Restricted Period without the affirmative vote of the holders of 95% of the Corporation’s outstanding shares of Common Stock.
     An “Initial Business Combination” shall mean the acquisition by the Corporation, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or transactions, of one or more businesses or assets (the “Target Business” or “Target Businesses”) having, individually or collectively, a fair market value equal to at least 80% of the Corporation’s net assets (excluding deferred underwriting discounts and commissions) at the time of such acquisition. Any acquisition of multiple Target Businesses shall occur simultaneously.
     “Fair market value” for purposes of this Article Sixth shall be determined by the Board of Directors of the Corporation based upon financial standards generally accepted by the financial community, such as actual and potential gross margins, the values of comparable businesses, earnings and cash flow, and book value. If the Corporation’s Board of Directors is not able to determine independently that the Target Business or Businesses has a sufficient fair market value to meet the threshold criterion, the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. (an “Independent Financial Advisor”). The Corporation is not required to obtain an opinion from an Independent Financial Advisor as to the fair market value of the Target Business or Businesses if its Board of Directors independently determines that the Target Business or Businesses have sufficient fair market value to meet the threshold criterion.
     The “Trust Account” shall mean the trust account established by the Corporation in connection with the consummation of the IPO and into which the Corporation will deposit a designated portion of the net proceeds from the IPO, including any amount that is or will be due and payable as deferred underwriting discounts and commissions (the “Deferred Underwriting Compensation”) pursuant to the terms and conditions of the underwriting agreement (the “Underwriting Agreement”) to be entered into with the underwriters of the IPO, as well as a portion of the proceeds of the Corporation’s issuance of securities in a private placement to take place simultaneously with the consummation of the IPO.
     “IPO Shares” shall mean the shares of Common Stock issued in connection with the IPO.
A.	Upon consummation of the IPO, the Corporation shall deliver, or cause to be delivered, for deposit into the Trust Account at least $78,345,000 (or $89,865,000 if the underwriters’ over-allotment option is exercised in full), comprising (i) $75,945,000 of the net proceeds of the IPO, including $2.4 million in Deferred Underwriting Compensation (or $87,465,000 of the net proceeds, including $2.76 million in Deferred Underwriting Compensation, if the over-allotment option is exercised in full) and (ii) $2.4 million of the proceeds from the Corporation’s issuance and sale in a private placement of 2,400,000 warrants (the “Insider Warrants”) to take place simultaneously with the consummation of the IPO.

B.	The Corporation shall not, and no employee of the Corporation shall, disburse or cause to be disbursed any of the proceeds held in the Trust Account except (i) for the payment of the Corporation’s income or other tax obligations, (ii) for the release of interest income of up to $1.7 million to the Corporation to fund the Corporation’s working capital requirements, (iii) in connection with an Initial Business Combination or thereafter, including, without limitation, the payment of any Deferred Underwriting Compensation in accordance with the terms of the Underwriting Agreement, (iv) upon the Corporation’s liquidation or (v) as otherwise set forth herein.

C.	Prior to the consummation of any Initial Business Combination, the Corporation shall submit the Initial Business Combination to its stockholders for approval regardless of whether the Initial Business Combination is of a type that normally would require such stockholder approval under the DGCL. In addition to any other vote of stockholders of the Corporation required under applicable law or listing agreement, the Corporation may consummate the Initial Business Combination only if approved by a majority of the IPO Shares voted at a duly held stockholders meeting in person or by proxy, and stockholders owning less than 30% of the IPO Shares vote against the business combination and exercise their conversion rights described in paragraph D below. The Corporation will not enter into an Initial Business Combination with any entity that is affiliated with any of the Corporation’s stockholders immediately prior to the IPO unless the Corporation obtains an opinion from an Independent Financial Advisor that the Initial Business Combination is fair to the Corporation’s stockholders from a financial perspective.

D.	At the time the Corporation seeks approval of the Initial Business Combination in accordance with paragraph C above, each holder of IPO Shares (each a “Public Stockholder”) may, at its option, convert its IPO Shares into cash at a per share conversion price (the “Conversion Price”), calculated as of two business days prior to the proposed consummation of the Initial Business Combination, equal to (A) the amount in the Trust Account, inclusive of (x) the proceeds from the IPO held in the Trust Account and the proceeds from the sale of the Insider Warrants, (y) the amount held in the Trust Account representing the Deferred Underwriting Compensation and (z) any interest income earned on the funds held in the Trust Account, net of taxes payable, that is not released to the Corporation to cover its operating expenses in accordance with paragraph B above, divided by (B) the number of IPO Shares outstanding on the date of calculation (including shares sold pursuant to the exercise of the over-allotment option, if any). If a majority of the shares voted by the Public Stockholders are voted to approve the Initial Business Combination, and if Public Stockholders owning less than 30% of the total IPO Shares vote against such approval of the proposed Initial Business Combination and elect to convert their shares, the Corporation will proceed with such Initial Business Combination. If the Corporation so proceeds, subject to the availability of lawful funds therefor, it will convert IPO Shares held by those Public Stockholders who have affirmatively elected to convert their IPO Shares and who voted against the Initial Business Combination into cash at the Conversion Price. Only Public Stockholders shall be entitled to receive distributions from the Trust Account in connection with the approval of an Initial Business Combination, and the Corporation shall pay no distributions with respect to any other holders or shares of capital stock of the Corporation. If Public Stockholders holding 30% or more of the IPO Shares vote against approval of the proposed Initial Business Combination and elect to convert their IPO Shares, the Corporation will not proceed with such Initial Business Combination and will not convert any IPO Shares.

E.	In the event that the Corporation does not consummate an Initial Business Combination by the Termination Date, all amounts in the Trust Account plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising from the Corporation’s plan of dissolution and distribution, including costs of dissolving and liquidating the Corporation, shall be distributed on a pro rata basis to holders of the IPO Shares. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares.

F.	A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event that the Corporation does not consummate an Initial Business Combination by the Termination Date or in the event such holder demands conversion of its shares in accordance with paragraph D above. Except as may be required under applicable law, in no other circumstances shall any holder of shares of Common Stock have any right or interest of any kind in or to the Trust Account or any amount or other property held therein.

G.	Unless and until the Corporation has consummated an Initial Business Combination as permitted under this Article Sixth, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or otherwise.
     SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
A.	The number of directors of the Corporation shall be such as from time to time shall be fixed and determined by resolution of the Board of Directors. Election of directors need not be by ballot unless the Corporation’s bylaws so provide. No stockholder will be permitted to cumulate votes at any election of directors.

B.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s bylaws. The Corporation’s bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. No bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such bylaw had not been adopted, amended, altered or repealed.

C.	The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.	In addition to the powers and authorities granted hereby or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation and the Corporation’s bylaws.

E.	Upon consummation of the IPO, the Board of Directors shall be divided into three classes, designated Class A, Class B and Class C, as nearly equal in number as possible. The Board of Directors shall have the authority to assign the members of the Board of Directors to such classes at the time such classification becomes effective. The directors in Class A shall be elected for a term expiring at the first annual meeting of stockholders, the directors in Class B shall be elected for a term expiring at the second annual meeting of stockholders and the directors in Class C shall be elected for a term expiring at the third annual meeting of stockholders. Commencing at the first annual meeting of stockholders, and at each annual meeting of stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such annual meeting of stockholders shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

F.	Subsequent to the consummation of the IPO, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent of the stockholders.
     EIGHTH: The following paragraphs shall apply with respect to liability and indemnification of officers and directors:
A.	A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.	The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.
     NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation. This Article Ninth is subject to the requirements set forth in Article Sixth, and any conflict arising in respect of the terms set forth hereunder and thereunder shall be resolved by reference to the terms set forth in Article Sixth.
     TENTH: Subject to the provisions set forth in Article Sixth, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.
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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by its [Chief Executive Officer] as of this     day of          , 2007.

By: